Exhibit 99.1

RAMIUS AND COWEN GROUP ANNOUNCE COMPLETION

OF BUSINESS COMBINATION

Transaction Creates Diversified Financial Services Company

New Company to Retain Cowen Group, Inc. Name

NEW YORK, NY, November 2, 2009 — Ramius LLC (“Ramius”) and Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN/COWND*) today announced that they have successfully completed their business combination, following today’s approval of the transaction at a Special Meeting of Stockholders and receipt of all necessary regulatory approvals.  The new company will retain the Cowen Group, Inc. name and the common stock of the combined company will continue to trade on NASDAQ under the symbol “COWN.”

Cowen Group, Inc. comprises two business units, Ramius and Cowen and Company.  The Ramius business unit will operate the combined company’s alternative investment management business, and the Cowen and Company business unit will continue to run the company’s leading growth-oriented investment banking franchise, as well as its research and brokerage capabilities.

Commenting on today’s announcement, Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group, Inc., stated, “We are excited to announce the closing of this combination, which creates a diversified financial services company with significant potential for long-term growth and profitability.  With an improved capital position, increased scale, enhanced business opportunities and a talented team of dedicated colleagues, Cowen Group is well positioned to meet the diverse needs of our clients and customers while creating value for our shareholders. We are confident that together we have the right combination of resources to pursue our vision and compete in today’s market and beyond.”

Enhanced Growth Opportunities

The combination diversifies the company’s revenue profile, provides significant operating leverage and allows for potential growth opportunities.  As a part of the combined Cowen, Ramius and Cowen and Company will be able to offer their respective clients expanded services and leverage the combined professional resources and relationship networks of each company to increase product breadth and cross-selling opportunities.

Mr. Cohen stated, “Ramius and Cowen and Company have experienced teams and complementary strengths that will enable the combined company to take advantage of a wide variety of corporate finance and investment opportunities.  In addition to the opportunities we

*   Pursuant to NASDAQ regulations, Cowen Group, Inc. will trade under the symbol “COWND’’ for twenty (20) trading days, after which time it will again trade under the symbol “COWN.”

have identified to grow Ramius’s existing alternative investment businesses and expand Cowen and Company’s investment banking and sales & trading platforms to include new verticals and products, we anticipate offering clients customized investment solutions and developing a fixed income sales, trading and origination business.”

Mr. Cohen continued, “Our recent announcement regarding the establishment of the Financial Institutions Group is an example of how we plan to expand our sector coverage in the Cowen investment banking division.  In addition, we believe that Ramius’s existing investment expertise and long-standing relationships in commercial real estate will contribute to the development of a full vertical capability in the REIT sector.”

The company also expects to achieve annual cost savings through economies of scale, the elimination of overlapping systems and other services and the combination of two infrastructure teams and has formed a dedicated team focused on the completion and realization of synergies.  The company plans to reinvest some of these cost savings in additional revenue generating opportunities.

Management Team & Corporate Governance

Peter A. Cohen, former Founder and Managing Member of Ramius, will serve as Chairman and Chief Executive Officer of Cowen Group, Inc.  Greg Malcolm will remain Chief Executive Officer and President of Cowen and Company.  Morgan Stark, former Ramius Managing Member, will be Chief Executive Officer of Ramius’s Alternative Investments, the internally managed alternative investment fund business and Thomas Strauss, former Ramius Managing Member, will continue to be Chief Executive Officer of the Ramius Fund of Funds Group.  Mr. Cohen, Mr. Malcolm, Mr. Stark, and Mr. Strauss will serve on Cowen’s newly formed Executive Committee. The Company has also formed a combined Operating Committee consisting of business unit and infrastructure leaders, as well as a dedicated Investment Committee responsible for reviewing all strategic and firm-wide capital commitment decisions.

Cowen’s Board of Directors is composed of 10 members, including: Peter A. Cohen, Chairman and Chief Executive Officer, Cowen Group, Inc.; Jules Kroll, President, JEMKroll Group, Founder of Kroll, Inc. and Chairman, K2 Global Partners; Greg Malcolm, Chief Executive Officer and President, Cowen and Company; Jerome Markowitz, Senior Partner, Conifer Securities LLC; Jack Nusbaum, Chairman, Willkie Farr & Gallagher LLP; L. Thomas Richards, M.D., Physician, UCSF Medical Center; Edoardo Spezzotti, Senior Executive Vice President, Unicredit; John Toffolon, Jr. Board of Directors, Westway Group, Inc.; Charles Wardell, III, Senior Client Partner, Korn/Ferry; and Joseph Wright, Chief Executive Officer, Scientific Games Corp.

About Cowen Group, Inc.

Cowen Group, Inc. is a leading diversified financial services firm providing alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius and Cowen and Company.  Its alternative investment management products include hedge funds, fund of funds, real estate funds, healthcare royalty funds, cash management and commodity trading funds, offered primarily under the Ramius name.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ramius” in the registration statement on Form S-4 of Cowen Group, Inc. (f/k/a LexingtonPark Parent Corp.), as filed with the Securities and Exchange Commission, and in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in the Annual Report on Form 10-K of Cowen Holdings, Inc. (f/k/a Cowen Group, Inc.) and its Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. These documents are available [at our website at www.cowen.com and can also be found] at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Contacts

Media:	Media:
Dan Gagnier/ Kara Findlay/ Chris Kittredge	Jean Calleja
Sard Verbinnen & Co	646-562-1888
212-687-8080

Investors:
Chris White
646-562-1197